EXHIBIT (H)(7)

                            ADMINISTRATION AGREEMENT

     This Agreement is made this 11th day of April, 2000, by and between Principal Preservation Portfolios, Inc. ("Principal Preservation"), a Maryland corporation registered under the Investment Company Act of 1940 ("1940 Act") as an open-end diversified management investment company, and B.C. Ziegler and Company, Inc. ("Administrator"), a Wisconsin corporation registered under the Investment Advisers Act of 1940 as an investment adviser.

     1.        Appointment.  Principal Preservation hereby appoints
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Administrator to furnish certain administrative services with respect to
Principal Preservation and the series of Principal Preservation listed in Schedule A hereto, as such schedule may be amended from time to time. Each such
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series is hereinafter referred to as a "Portfolio." Administrator accepts such appointment and agrees to perform the services described herein.

     2.        Administrative Services.  Subject to the terms of this Agreement
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and the supervision and control of Principal Preservation's Board of Directors,
Administrator shall provide the following services:

               a. Maintenance and retention of all Principal Preservation charter documents and the filing of all documents required to maintain Principal Preservation's status as a Maryland corporation and as a registered open-end investment company;

               b. Arrangement and preparation and dissemination of all materials for meetings of Principal Preservation's Board of Directors and committees thereof and review and retention of all minutes and other records thereof;

               c. Preparation and, subject to approval of Principal Preservation's Chief Accounting Officer, dissemination of Principal Preservation's and each Portfolio's quarterly financial information to Principal Preservation's Board of Directors and preparation of such other reports relating to the business and affairs of Principal Preservation and each Portfolio as the officers and Principal Preservation's Board of Directors may from time to time reasonably request;

               d. Administration of Principal Preservation's Code of Ethics and periodic reporting to Principal Preservation's Board of Directors concerning compliance therewith by persons who are "Access Persons" (as that term is defined in said Code of Ethics);

               e. Provision of internal legal, compliance, audit, and risk management services and periodic reporting to Principal Preservation's Board of Directors with respect to such services;

               f. Preparation or management of the preparation of responses to all inquiries by regulatory agencies, the press, and the general public concerning the business and affairs of Principal Preservation, including the oversight of all periodic inspections of the operations of Principal Preservation and its agents by regulatory authorities and responses to subpoenas and tax levies;

               g. Handling and resolution of any complaints registered with Principal Preservation by shareholders, regulatory authorities, and the general public;

               h. Monitoring or arranging for the monitoring of legal, tax, regulatory, and industry developments related to the business affairs of Principal Preservation and communicating such developments to Principal Preservation's officers and Board of Directors as they may reasonably request or as the Administrator believes appropriate;

               i. Administration of operating policies of Principal Preservation and recommendation to Principal Preservation's officers and Board of Directors of modifications to such policies to facilitate the protection of the shareholders or market competitiveness of Principal Preservation and each Portfolio and to the extent necessary to comply with new legal or regulatory requirements;

               j. Responding to surveys conducted by third parties and reporting of each Portfolio's performance and other portfolio information;

               k. Filing of claims, monitoring of class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims with respect to each Portfolio'

               l. Developing, installing and/or maintaining telephone and automated systems for receiving, recording, tabulating and/or responding to shareholder inquiries or communications;

               m. Facilitating and assisting communication with beneficial owners of Fund shares by brokers and other service providers who own shares in street name; and

               n. Maintaining and paying membership fees associated with the Fund's membership in the Investment Company Institute for so long as the Board of Directors deems it advisable and appropriate to maintain such membership.

     3.        Use of Affiliated Companies and Subcontractors.  In connection
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with the services to be provided by Administrator under this Agreement,
Administrator may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of Principal Preservation's Board of Directors, make use of (i) its affiliated companies, if any, and their directors, officers, and employees and
(ii) subcontractors selected by Administrator, provided that Administrator shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Administrator or such parties.

     4.        Instructions, Opinions of Counsel, and Signatures.  At any time
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Administrator may request instructions regarding Principal Preservation from any duly authorized agent of Principal Preservation, and may consult counsel for Principal Preservation or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel. Administrator shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by Principal Preservation or such counsel believed by Administrator to be genuine and to have been signed by the proper person or persons, and shall not be held to have notice of any change of authority of any officer or agent of Principal Preservation, unless such change was authorized by a duly authorized employee of Administrator or Administrator shall have received written notice thereof from Principal Preservation.

     5.        Expenses Borne by Principal Preservation.  Except to the extent
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expressly assumed by Administrator herein or under a separate agreement between
Principal Preservation and Administrator and except to the extent required by law to be paid by Administrator, Principal Preservation shall pay all costs and expenses incidental to the organization, operations, and business of Principal Preservation and each Portfolio. Without limitation, such costs and expenses shall include, but not be limited to:

               a. All charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property;

               b. All charges for equipment or services used for obtaining price quotations or for communication between Administrator or Principal Preservation and the custodian, transfer agent, or any other agent selected by Principal Preservation;

               c. All charges for investment advisory, portfolio management, and fund accounting and pricing services provided to Principal Preservation by the Administrator, or any other provider of such services;

               d. All charges for services of Principal Preservation's independent auditors and for services to Principal Preservation by legal counsel;

               e. All compensation of directors and officers, other than those employed by Administrator or its affiliates, all expenses of Principal Preservation's officers and directors incurred in connection with their services to Principal Preservation, and all expenses of meetings of the directors or committees thereof;

               f. All expenses incidental to holding meetings of shareholders, including expenses of printing and supplying to each record-date shareholder notice and proxy solicitation material, and all other proxy solicitation expenses;

               g. All expenses of printing of annual or more frequent revisions of Principal Preservation prospectus(es) and of supplying each existing shareholder with a copy of a revised prospectus; provided, however, that any such expenses with respect to copies for persons other than existing shareholders or regulatory agencies shall be paid by Principal Preservation's distributor);

               h. All expenses related to preparing and transmitting certificates representing Portfolio shares, if any;

               i. All expenses of bond and insurance coverage required by law or deemed advisable by Principal Preservation's Board of Directors;

               j. All brokers' commissions and other normal charges incident to the purchase, sale, or lending of Portfolio securities;

               k. All license fees assessed by any securities exchange or other party for the use by a Portfolio of any trade name or other proprietary information or intellectual property of such exchange or party;

               l. All taxes and governmental fees payable to federal, state, or other governmental agencies, domestic or foreign, including all stamp or other transfer taxes;

               m. All expenses of registering and maintaining the registration of Principal Preservation under the 1940 Act and, to the extent no exemption is available, expenses of registering Principal Preservation shares under the 1933 Act, of qualifying and maintaining qualification of Principal Preservation and of Principal Preservation shares for sale under the securities laws of various states or other jurisdictions and of registration and qualification of Principal Preservation under all other laws applicable to Principal Preservation or its business activities; and

               n. All interest on indebtedness or commitment fees for letters of credit, if any, incurred by Principal Preservation or a Portfolio.

     6.        Allocation of Expenses Borne by Principal Preservation.  Any
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expenses borne by Principal Preservation that are attributable solely to the organization, operation, or business of a Portfolio shall be paid solely out of Portfolio assets. Any expense borne by Principal Preservation which is not solely attributable to a Portfolio, nor solely to any other series of shares of Principal Preservation, shall be apportioned in such manner as Administrator determines is fair and appropriate, or as otherwise specified by Principal Preservation's Board of Directors.

     7.        Expenses Borne by Administrator.
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               a.   Administrator at its own expense shall furnish all executive and other personnel, office space, and office facilities required to render the services set forth in this Agreement. However, Administrator shall not be required to pay or provide any credit for services provided by Principal Preservation's custodian, transfer agent, or other agents without additional cost to Principal Preservation.

               b. In the event that Administrator pays or assumes any expenses of Principal Preservation or a Portfolio not required to be paid or assumed by Administrator under this Agreement, Administrator shall not be obligated hereby to pay or assume the same or similar expense in the future.

     8.        Administration Fee.  For the services rendered and charges
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assumed and paid by Administrator hereunder, Principal Preservation shall pay to
Administrator out of the assets of each Portfolio fees at the annual rate for such Portfolio as set forth in Schedule A to this Agreement. For each
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Portfolio, the administrative fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of Principal Preservation, determined in the manner established by the Board of Directors, as of the close of business on the last preceding business day on which the Portfolio's net asset value was determined.

     9.        Reduction of Compensation and Reimbursement of Expenses.
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Administrator may voluntarily reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Portfolio under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation due to Administrator or make any future payment to limit expenses of a Portfolio hereunder. Any such reduction or payment will be agreed upon prior to accrual of the related expense or fee and will be estimated daily.

     10.       Nonexclusivity.  The services of Administrator to Principal
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Preservation hereunder are not to be deemed exclusive, and Administrator shall be free to render similar services to others.

     11.       Standard of Care.  Neither Administrator, nor any of its
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directors, officers, shareholders, agents or employees shall be liable to
Principal Preservation, any Portfolio, or shareholders of either for any action taken or thing done by it, or its subcontractors or agents, on behalf of Principal Preservation or the Portfolio in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on the part of Administrator, its subcontractors, or agents. Nothing in this Agreement shall be construed to protect any officer of Administrator from liability for violation of Section 17(h) or (i) of the 1940 Act.

     12.       Liability and Indemnification.
               -----------------------------

               a. Principal Preservation shall indemnify and hold Administrator and its controlling persons, if any, harmless from any and all claims, actions, suits, losses, costs, damages, and expenses, including reasonable expenses for counsel, incurred by it in connection with its acceptance of this Agreement, in connection with any action or omission by it or its employees, agents, or subcontractors in the performance of its duties hereunder to Principal Preservation, or as a result of acting upon any instruction believed by it to have been executed by a duly authorized agent of Principal Preservation or as a result of acting upon information provided by Principal Preservation in form and under policies agreed to by Administrator and Principal Preservation; provided, however, that (i) to the extent such claims, actions, suits, losses, costs, damages, or expenses relate solely to one or more Portfolios, such indemnification shall be only out of the assets of that Portfolio or group of Portfolios; (ii) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of Administrator or its employees, agents, or subcontractors, including, but not limited to, willful misfeasance, bad faith, or negligence in the performance of their duties, or reckless disregard of their obligations and duties under this Agreement; and (iii) Administrator shall give Principal Preservation prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of Administrator. In any event, Principal Preservation shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

               b. Administrator shall indemnify and hold harmless Principal Preservation from and against any and all claims, demands, expenses, and liabilities which Principal Preservation may sustain or incur arising out of, or incurred because of, the negligence or misconduct of Administrator, or its agents or contractors, or the breach by Administrator of its obligations under this Agreement, provided, however, that (i) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of Principal Preservation, or its other agents or contractors, and (ii) Principal Preservation shall give Administrator prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of Principal Preservation In any event, Administrator shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

     13.       Effective Date, Amendment, and Termination.
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               a.   This Agreement shall become effective as to any Portfolio as of the effective date for that Portfolio specified in Schedule A hereto and,
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unless terminated as hereinafter provided, shall remain in effect with respect to such Portfolio thereafter from year to year so long as such continuance is specifically approved with respect to that Portfolio at least annually by a majority of the directors who are not interested persons of Principal Preservation or Administrator.

               b. As to Principal Preservation or any Portfolio, this Agreement may be modified or amended from time to time by mutual agreement between Administrator and Principal Preservation, and may be terminated by Administrator or Principal Preservation on at least sixty (60) days' written notice given by the terminating party to the other party. Upon termination as to any Portfolio, Principal Preservation shall pay to Administrator such compensation as may be due under this Agreement as of the date of such termination and shall reimburse Administrator for its costs, expenses, and disbursements payable under this Agreement to such date. In the event that, in connection with a termination, a successor to any of the duties or responsibilities of Administrator hereunder is designated by Principal Preservation by written notice to Administrator, upon such termination Administrator shall promptly, and at the expense of Principal Preservation or the Portfolio with respect to which this Agreement is terminated, transfer to such successor all relevant books, records, and data established or maintained by Administrator under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision, at the expense of such Portfolio, for assistance from personnel of Administrator in the establishment of books, records, and other data by such successor.

     14.       Assignment.  Any interest of Administrator under this Agreement
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shall not be assigned either voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of Principal Preservation.

     15.       Books and Records.
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               a.   Administrator shall maintain, or oversee the maintenance by such other persons as may from time to time be approved by the Board of Directors to maintain, the books, documents, records, and data required to be kept by Principal Preservation under the 1940 Act, the laws -of the State of Maryland, or such other authorities having jurisdiction over Principal Preservation, or as may otherwise be required for the proper operation of the business and affairs of Principal Preservation

               b. Administrator will periodically send to Principal Preservation all books, documents, records, and data of Principal Preservation and each of its Portfolios listed in Schedule A that are no longer needed for
                                     ----------
current purposes or required to be retained as set forth herein. Administrator shall have no liability for loss or destruction of such books, documents, records, or data after they are returned to Principal Preservation.

               c. Except as the parties otherwise agree, Administrator agrees that all such books, documents, records, and data which it maintains shall be maintained in accordance with Rule 31 a-3 of the 1940 Act and that any such items maintained by it shall be the property of Principal Preservation. Administrator further agrees to surrender promptly to Principal Preservation any such items it maintains upon request; provided, however, that Administrator shall be permitted to retain a copy of all such items. Administrator agrees to preserve all such items maintained under Rule 31 a- I for the period prescribed under Rule 31a-2 of the 1940 Act.

               d. Principal Preservation shall furnish or otherwise make available to Administrator such copies of the financial statements, proxy statements, reports, and other information relating to the business and affairs of each Portfolio or of Principal Preservation as Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this agreement.

     16.       Notice.  Any notice under this Agreement shall be in writing,
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addressed and personally delivered, telecopied (and confirmed by mail) or sent by certified mail, postage prepaid, to the other party at such address or telecopy number as such other party may designate for the receipt of such notices. Such notice shall be deemed given upon the earlier of actual receipt by the party to be notified or two business days after mailing in the manner described in the preceding sentence. Until further notice, it is agreed that the address of both Principal Preservation and Administrator is 215 North Main Street, West Bend, Wisconsin 53095, Attention: President, and their telecopy numbers are each (262) 334-0388. With respect to any notice given hereunder to Principal Preservation, a copy shall be delivered to Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, telecopy number (414) 271-3552, Attention: Conrad G. Goodkind, Esq., and with respect to any notice given hereunder to Administrator, a copy shall be delivered to B.C. Ziegler and Company, Inc., 215 North Main Street, West Bend, Wisconsin 53095, telecopy number (262) 334-1840, Attention: General Counsel.

     17.       Headings.  Headings are placed herein for convenience of
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reference only and shall not be taken as part hereof or control or affect the meaning, construction, or effect of this Agreement.

     18.       Governing Law.  This Agreement shall be governed by the laws of
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the State of Wisconsin.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the date and year written above.

                              B.C.  ZIEGLER AND COMPANY, INC.

                              By:  --------------------------------------------
                                   John Mulherin, President and Chief Executive
                                   Officer

                              PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                              By:  ---------------------------------------------
                                   Robert J. Tuszynski, President

                                                                      SCHEDULE A
                                                                      ----------

PORTFOLIO                            EFFECTIVE DATE       RATE OF FEE*<F20>
---------                            --------------       -----------------

Tax-Exempt Portfolio                   May 1, 2000              0.10%

Government Portfolio                   May 1, 2000              0.10%

S&P 100 Plus Portfolio                 May 1, 2000              0.10%

Dividend Achievers Portfolio           May 1, 2000              0.10%

Select Value Portfolio                 May 1, 2000              0.10%

PSE Tech 100 Index Portfolio           May 1, 2000              0.10%

Managed Growth Portfolio               May 1, 2000              0.10%

Wisconsin Tax-Exempt Portfolio         May 1, 2000              0.10%


*<F20>    Fee is based on average daily net assets of the Portfolio.